UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2013

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curacao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2013, Michael R. Mainelli informed the Board of Directors (the “Board”) of Orthofix International N.V. (the “Company”) of his decision to resign from the Board. On June 12, 2013, the Board and Mr. Mainelli agreed that his resignation would be effective immediately, and that he would not stand for re-election at the upcoming 2013 Annual General Meeting of Shareholders on June 20, 2013 (the “Annual General Meeting”). The Board thanked Mr. Mainelli for his service to the Company and wished him well in his future endeavors.

On June 12, 2013, the Board also adopted a resolution reducing the size of the Board from eight directors to seven directors. The remaining seven nominees previously identified in the Company’s Proxy Statement, dated April 30, 2013, will continue to stand for election or re-election, as applicable, at the Annual General Meeting. These remaining seven nominees are James F. Gero, Dr. Guy J. Jordan, Bradley R. Mason, Maria Sainz, Davey S. Scoon, Dr. Walter P. von Wartburg and Kenneth R. Weisshaar. All votes cast with respect to Mr. Mainelli, whether “for” or “withhold,” will be null and void and disregarded at the Annual General Meeting. Shareholders should continue to use the proxy card previously distributed to them in connection with the Annual General Meeting.

In addition, on June 12, 2013, the Board appointed Maria Sainz to serve on the Audit Committee of the Board (the “Audit Committee”). The Audit Committee is now comprised of Mr. Scoon, Mr. Weisshaar and Ms. Sainz. The Board has determined that each of the members of the Audit Committee are independent under the rules of the Nasdaq Stock Market and Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, and meet the other criteria for Audit Committee membership set forth in Nasdaq rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm Senior Vice President, General Counsel and Corporate Secretary

Date: June 13, 2013